Exhibit 5.2

[Letterhead of Blank Rome LLP]

August 4, 2017

Washington Prime Group Inc.

Washington Prime Group, L.P.

180 East Broad Street

Columbus, Ohio 43215

Re: Washington Prime Group, L.P. — 5.950% Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), the general partner of which is Washington Prime Group Inc., an Indiana corporation (the “Company”), in connection with the public offering by the Operating Partnership of an aggregate of $750,000,000 principal amount of the Company’s 5.950% Notes due 2024 (the “Securities”), pursuant to the terms of the Underwriting Agreement, dated August 1, 2017 (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, Jefferies LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters listed in Schedule I thereto. The Securities have been issued pursuant to the Indenture, dated as of March 24, 2015 as supplemented by the Second Supplemental Indenture dated August 4, 2017 (collectively, the “Indenture”), between the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”).

In connection therewith, we have examined (a) the registration statement on Form S-3 (File No. 333-206500-01), as amended by Post-Effective Amendment No. 1 thereto (“Post-Effective Amendment No. 1”), filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Post-Effective Amendment No. 1 became effective under the Act on July 31, 2017, and relating, in part, to the registration of the Securities (the “Registration Statement”), (b) the prospectus relating to debt securities of the Operating Partnership dated July 31, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated August 1, 2017, relating to the Securities, as filed with the Commission in final form on August 3, 2017, pursuant to Rule 424(b)(5) under the Act (such Base Prospectus and prospectus supplement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3, but excluding the Forms T-l, being hereinafter referred to as the “Prospectus”), (c) the final term sheet prepared and filed with the Commission on August 2, 2017, (d) the Underwriting Agreement, (e) the Indenture, (f) copies of the certificates representing the Notes, and (g) such corporate records, certificates and other documents as we have deemed necessary as the basis for the opinions expressed herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies or specimens and the authenticity of the originals of such latter documents. With respect to all matters of Indiana law, we have relied upon the opinion, dated August 4, 2017, of Faegre Baker Daniels LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Faegre Baker Daniels LLP.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the Securities constitute valid and legally binding obligations of the Operating Partnership, enforceable in accordance with their terms, and entitled to the benefits provided by the Indenture.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York, and we express no opinion as to matters of law other than the internal laws of the State of New York (excluding any political subdivision) and the federal securities laws of the United States (other than antifraud laws), and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Notes has been manually signed by one of the Trustee’s authorized officers, and the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Operating Partnership and the Company’s Current Report on Form 8-K, for the event dated August 4, 2017, and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP